ARISTA power

Updated Contract for Services

Quote Number: MJH080613-1

Date: 8/6/2013

Customer:	Stan's Harley-Davidson, Inc.
Contact Name:	Darryl Horzempa
Phone Number:	585-343-9598
Email:	harleys@stanshd.com
Address:	4425 West Saile Drive
	Batavia, NY 14020

Item	Quantity	Description	Unit Price
Roof mount PV	166.42kW	Fully installed 166.42kW roof mounted PV array, grid tied	$574,150.00
	Rebates	NYSERDA Rebate ($1.40 / watt installed; $220,000 maximum)	($186,420.00)
		Solarize Genesee County Grant	(1,000.00)
		Total Due to Arista Power	**$386,730.00**
Notes:			
Arista Power will apply for all permits and NYSERDA rebates for above system			
Arista Power will provide appropriate documentation for customer to redeem tax credits			

Project Timing: 10 to 18 Weeks ARO

Payment Terms:
$ 1,500 due at receipt of order (received [handwritten initials])
$ 192,615 due at NYSERDA approval of system expansion
$ 192,615 due upon completion of installation / commissioning of system
$ 139,815 due by NYSERDA at delivery of materials
$ 46,605 due by NYSERDA at completion of installation / commissioning of system

Transportation: Transportation is included in the above price

Installation: Installation is included in above price

System Specifications: Inverter: (628) EnPhase Energy M215 micro inverters Panel Mfg: SolarWorld 265W Mono Panel Qty: 628

Annual Output: 171,935 kWh

This quotation expires on August 31, 2013 and may be modified or withdrawn by Arista Power prior to any acceptance. Signing this contract will replace and void contract MJH050713-1.

Sincerely:

[signature] 8/6/2013

Michael J Hedges Date:
Sales & Marketing
Arista Power, Inc

Customer Agreement:

[signature] 8/6/13

Darryl Horzempa Date:
Stan's Harley-Davidson, Inc.
4425 West Saile Drive
Batavia, NY 14020

Arista Power, Incorporated
1999 Mount Read Boulevard
Rochester, NY 14615

ARISTA power

TERMS AND CONDITIONS

1. There are no warranties, representations or agreements that extend beyond the terms of this acknowledgement.

2. Unless otherwise specified and agreed upon, the material to be furnished will be subject to Seller's standard inspection at place of manufacture or installation. If inspection by Buyer is specifically required on an order, such inspection shall be so conducted as not to interfere unreasonably with Seller's operations, and consequent approval or rejection shall be made before shipment of material and installation. Notwithstanding the foregoing, if upon receipt of such material by Buyer the same shall appear not to conform to the contract between the Buyer and Seller, Buyer shall immediately notify Seller of such conditions and afford the Seller a reasonable opportunity to inspect the material. No material shall be returned without Seller's written approval.

3. Wind turbines, electronics, and associated equipment manufactured by Arista Power, Inc. are warranted against defects in design, material, and workmanship, under normal use for which intended, for five years after installation. During the warranty period, Arista Power or an authorized representative of Arista Power will repair or replace, at its election, defective components or assemblies.

    a. This limited warranty does not cover:
        i. Anything that has been modified or altered by anyone other than Arista Power or an authorized representative of Arista Power without prior written approval from Arista Power;
        ii. Damage or loss of function sustained during an Act of God, including, without limitation, during periods with wind speeds exceeding 100 mph, as a result of flooding or as a result of lightning;
        iii. Damage or loss of function sustained as a direct or indirect result of repairs performed by anyone other than Arista Power or an authorized representative of Arista Power;
        iv. Incidental or consequential damages;
        v. The value of any loss of power production during any damage to, or malfunction of, the Arista Power turbine or any component thereof; and
        vi. This limited warranty is in lieu of all other Arista Power guarantees or warranties expressed or implied. Arista Power reserves the right to make design changes, improvements, and additions to its products without obligation to install such in products previously manufactured and/or installed.

4. Solar panels, solar-related electronics and associated solar equipment installed by Arista Power are warranted against defects in design, material, and workmanship, under normal use for which intended, for five years from installation date. Arista Power will pass through Manufacturer's 25-year production warranty.

    a. This limited warranty does not cover:
        i. Anything that has been modified or altered by anyone other than Arista Power or an authorized representative of Arista Power without prior written approval from Arista Power;
        ii. Damage or loss of function sustained during an Act of God, including, without limitation, during periods with wind speeds exceeding 100 mph, as a result of flooding or as a result of lightning;
        iii. Damage or loss of function sustained as a direct or indirect result of repairs performed by anyone other than Arista Power or an authorized representative of Arista Power;
        iv. Incidental or consequential damages;
        v. The value of any loss of power production during any damage to, or malfunction of, the solar equipment or any component thereof; and
        vi. This limited warranty is in lieu of all other Arista Power guarantees or warranties expressed or implied. Arista Power reserves the right to make design changes, improvements, and additions to its products without obligation to install such in products previously manufactured and/or installed.

5. Power on Demand electronics and associated equipment manufactured by Arista Power are warranted against defects in design, and workmanship, under normal use for which intended, for two years from installation date. For Power on Demand components purchased from third parties, including without limitation energy storage and inverters, the manufacturers warranties will be passed through to the customer.

    a. This limited warranty does not cover:
        i. Anything that has been modified or altered by anyone other than Arista Power or an authorized representative of Arista Power without prior written approval from Arista Power;
        ii. Damage or loss of function sustained during an Act of God, including, without limitation, during periods with wind speeds exceeding 100 mph, as a result of flooding or as a result of lightning;
        iii. Damage or loss of function sustained as a direct or indirect result of repairs performed by anyone other than Arista Power or an authorized representative of Arista Power;

Arista Power, Incorporated
1999 Mount Read Boulevard
Rochester, NY 14615

iv. Incidental or consequential damages;
v. The value of any loss of power production or of any power shaving during any damage to, or malfunction of, the Power on Demand system or any component thereof; and
vi. This limited warranty is in lieu of all other Arista Power guarantees or warranties expressed or implied. Arista Power reserves the right to make design changes, improvements, and additions to its products without obligation to install such in products previously manufactured and/or installed.

6. Payment: Unless otherwise specified, 50% at time of order and 50% upon completion of installation. Credit terms may be decreased, cancelled or limited by seller, both as to time and amount, at any time without notice, and the price of any part of the material deliverable under this contract shall, at Seller's option, be payable before shipment or on offer of delivery. Seller shall not be obligated to make any shipment when Buyer is in default to Seller under this or any other contract. Buyer shall make no deductions (including those for alleged demands) from payments due hereunder.

7. If the customer is purchasing the system in any manner other than payment in full on or prior to installation of the applicable system, Arista Power may, in its sold option, file a lien against any or all of the system or systems sold to customer in favor of Arista Power and/or its designees, and customer agrees to execute any documents related to such filing including, without limitation, any UCC filing statements. Such lien shall remain in full force and effect until the purchase price is paid in full pursuant to the terms and conditions of the agreement between Arista Power and the customer.

8. Seller's obligation to produce or deliver hereunder is conditioned upon maintenance by Buyer of credit standing at least as high as when the order was accepted, and upon Buyer's prompt payment when due of any sum owing by Buyer to Seller under and agreement between them. Unless otherwise provided on the face hereof, payment hereunder shall be due net 30 days after final invoice.

9. Unless otherwise stated herein, all prices are F.O.B., F.C.A. or ExWorks, Seller's plant. Method of delivery and routing shall be at Seller's discretion unless specifically designated by Buyer. Notwithstanding any agreement to pay freight, delivery of goods purchased hereunder to a common carrier of licensed trucker shall constitute delivery to Buyer, and all risk of loss or damage in transit shall be borne by buyer.

10. The price stipulated does not include any taxes in the nature of sales or use taxes unless such tax be described and shown separately on the face hereof. Buyer shall bear all taxes, if any, applicable to this sale, whether or not so described and shown.

11. Buyer shall indemnify, defend and hold Seller harmless from and against all claims, suits, judgments, cost, losses, expenses (including attorney's' fees) and liabilities from infringement (actual or claimed) of patents, copyrights or trademarks arising from compliance with Buyer's design, specifications or instructions and the fulfillment of Buyer's order.

12. It is the desire of Seller to meet requested delivery schedules. However, Seller will not incur any liability arising out of any delay in delivery for any reason other than an arbitrary refusal of Seller to perform. Delivery dates furnished by Seller represent the best estimates of the time required to make the shipment.

13. The terms and provisions of this quotation shall be controlling. Any objection to any term hereof must be in writing and shall not be timely unless received by Seller within five days of Buyer's receipt hereof. If Buyer shall make timely objection to any term hereof, Seller shall have the right to withdraw its acceptance and this acknowledgment. If Buyer raises no objection to any term hereof prior to delivery by Seller, Buyer shall conclusively be deemed to have accepted all of the terms and provisions of this quotation.

14. For prices quoted in currency other than US Dollars, fluctuations of ±10% against the US Dollar exchange rate will be reflected on actual invoice.

15. Payment to Arista Power: Payment by check should be mailed to: Arista Power, Inc., Attn: Molly Hedges, VP of Finance, 1999 Mount Read Blvd, Rochester NY, 14615. Should payment be made via bank wire, please contact Molly Hedges at mhedges@aristapower.com for wire instructions.